Exhibit 10.1

SECOND AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT (this “Agreement”) is made as of October 28, 2011 by and between Zoo Publishing, Inc., a New Jersey corporation (“Seller”), the Holders (as defined below) and MMB Holdings LLC, a Delaware limited liability company (“MMB”), as assignee of Panta Distribution, LLC, a Delaware limited liability company (“Panta”), itself an assignee of Working Capital Solutions, Inc., a Delaware corporation, as agent for Holders (as defined below) (“Agent”).

Recitals:

A.           Seller and Working Capital Solutions, Inc., a Delaware corporation (“Original Factor”) entered into that certain Factoring and Security Agreement dated as of September 9, 2009, as amended (the “Original Factoring Agreement”).

B.           Original Factor and Panta entered into that certain Limited Recourse Assignment, dated as of June 24, 2011 (the “Original Assignment Agreement”), pursuant to which Original Factor assigned to Panta the Original Assigned Documents (as defined below) and Original Purchased Accounts (as defined below).

C.           Concurrently with the execution and delivery of the Original Assignment Agreement Panta and Seller entered into that certain Amended and Restated Factoring and Security Agreement, dated as of June 24, 2011 (as amended by that certain First Amendment to Amended and Restated Factoring and Security Agreement, the “First A&R Factoring Agreement”).

D.           Panta and Agent have entered into that certain Limited Recourse Assignment, dated as of the date hereof (the “Limited Recourse Assignment”), pursuant to which Panta assigned to Agent the Assigned Documents (as defined below) and Purchased Accounts (as defined below).

E.           It is a condition to Agent’s willingness to make loans and other financial accommodations to or for the benefit of Seller under this Agreement that Seller agree to amend and restate the First A&R Factoring Agreement in its entirety as hereinafter set forth.

F.           It is the intent of the parties hereto that, as a result of the amendment and restatement of the First A&R Factoring Agreement by this Agreement, neither Panta, nor Seller nor any other Person shall have any further rights or obligations under the First A&R Factoring Agreement, it being understood that all of the matters covered by the First A&R Factoring Agreement are set forth in their entirety in this Agreement.

The parties hereto agree that the First A&R Factoring Agreement is hereby amended and restated in its entirety by this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby covenant, warrant, represent and agree as follows:

1.          Definitions and Index to Definitions.

1.1           The following terms used herein shall have the following meaning.  All capitalized terms not herein defined shall have the meaning set forth in the uniform Commercial Code:

“Assigned Documents” - means that certain Amended and Restated Factoring and Security Agreement, dated as of June 24, 2011, as amended by that certain First Amendment to Amended and Restated Factoring and Security Agreement dated as of July 14, 2011, by and between Seller and Panta Distribution, LLC together with the related guaranty agreements and other documents more particularly described in the Limited Recourse Assignment.

“Avoidance Claim” - any claim that any payment received by Agent from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

“Business Day” -  any day on which banks located in New York, New York, are not required or authorized by law to remain closed.

“Change in Control” - means any of the following events:  (i) if the power to direct or cause the election of all or a majority of Seller’s or its corporate parent’s Board of Directors or equivalent governing body, is, after the date hereof, transferred to, or acquired by, a Person (or related Persons) who did not possess such power prior to the date hereof, or (ii) all or substantially all of the assets of Seller or its corporate parent’s are acquired by any Person or Persons, or (iii) Mark Seremet ceases to hold the office of CEO.

“Chosen State” -  California.

“Clearance Days” - three (3) Business Days for all payments.

“Closed” - a Purchased Account is closed upon receipt of full payment by Agent.

“Collateral” - All of the following assets property, interests and/or rights of Seller on or in which a lien is granted to Agent, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)          accounts and all other forms of obligations owing to Seller arising out of the sale, lease, license or assignment of goods or other property;

(ii)         chattel paper (whether tangible or electronic);

(iii)        commercial tort claims;

(iv)        computer hardware and software and all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v)          deposit accounts;

(vi)         documents;

(vii)        equipment;

(viii)       fixtures;

(ix)         general intangibles (including all payment intangibles);

(x)          goods (including inventory, equipment, fixtures and any and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore);

(xi)         instruments (including promissory notes);

(xii)        inventory;

(xiii)       letter-of-credit rights (whether or not the letter of credit is evidenced by a writing);

(xiv)      securities and all other investment property, including, without limitation, certificated securities, uncertificated securities, and security entitlements,

(xv)        supporting obligations; and

(xvi)       any other contract rights or rights to the payment of money, insurance claims and proceeds.

“Collections” - shall mean all good funds received by Agent from or on behalf of an Account Debtor with respect to Purchased Accounts.

“Deficiency Amount” - the amount described in Section 18.1.

“Development Agreement” - that certain Development Agreement by and between Seller and Smack Down Productions dated November 30, 2010 with respect to “Minute To Win It” Xbox/Kinect.

“Development Agreement Amount” - $528,653.12.

“Digital Accounts” - shall mean Seller’s Accounts arising solely out of digital sales.

“Events of Default” - shall mean any of the events set forth in Section 15.1 of this Agreement.

“Exposed Payments” - Payments received by Agent from an Account Debtor that has become subject to a bankruptcy proceeding, to the extent such payments cleared said Account Debtor’s deposit account within ninety days of the commencement of said bankruptcy case.

“Family Dollar Purchase Order” - that certain purchase order number 6395211 received June 6, 2011 in the amount of $708,500 by Family Dollar Stores to Seller attached hereto as Exhibit B.

“Family Dollar Receivable” - shall have the meaning set forth in Section 14.8(c).

“Family Dollar Stores” - Family Dollar Stores, Inc., publicly traded corporation.

“Gamestop” - GameStop Corporation.

“Holder” - MMB and Panta, as holders of some or all of the outstanding indebtedness of Seller under this Agreement or the Assigned Documents, and their respective permitted successors and assigns.  Each of the Holders and the indebtedness to such Holder owed by Seller under the Assigned Documents as of the close of business on October 28, 2011, is listed on Schedule A attached hereto.

 “Holder Intercreditor Agreement” -  that certain letter agreement of even date herewith by and between the Holders, as may be amended, modified, supplemented and restated from time to time.

“Incurred Expenses”- all reasonable and out-of-pocket costs and expenses incurred by Agent after the date of this Agreement, in the administration of this Agreement, including, without limitation, in reasonably connected to managing the collection of the Purchased Accounts and handling the proceeds thereof, all Wire Fees, postage and Audit Fees, any Misdirected Payment Fees, and the reasonable and out-of-pocket fees, costs and expenses set forth in Section 25 of this Agreement, including, without limitation, the costs and expenses, including attorneys’ fees, which Agent may incur in enforcing this Agreement and any documents prepared in connection herewith.

“Invoice” - the document that evidences or is intended to evidence an Account.  Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

“Material Adverse Effect” - means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), or prospects of Seller and the Guarantors taken as a whole or (b) the ability of Seller or any Guarantor to perform its obligations under this Agreement or its respective guaranty.

“Misdirected Payment Fee” - fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Agent within three (3) business days following the date of receipt by Seller.

“NBC Royalty Amount” - $321,346.88.

“NBC” - NBC Universal TV Distribution.

“Obligations” - All loans, advances, indebtedness, notes, liabilities, overdrafts, and other amounts, liquidated or unliquidated, each of every kind, nature and description, whether arising under this Agreement or otherwise, including, without limitation, principal and interest, and whether secured or unsecured, direct or indirect, absolute or contingent, due or to become due, now existing, presently intended or contemplated, or hereafter contracted, including, without limitation the repayment of any amounts that Agent or any Holder may advance or spend for the maintenance or preservation of the collateral and any other expenditures Agent or any Holder may make under the provisions of this Agreement or for the benefit of Seller, and any of the foregoing that arises after the filing of a petition by or against Seller under the Bankruptcy Code, even if the obligations do not occur because of the automatic stay under § 362 of the Bankruptcy Code or otherwise.

“Offer Notice” - shall have the meaning set forth in Section 5.2 of this Agreement.

“Original Assigned Documents” - mean that certain Factoring and Security Agreement, dated as of September 9, 2009, as amended by and between Seller and Working Capital Solutions, Inc., together with the related guaranty agreements and other documents more particularly described in the Original Assignment Agreement.

“Original Purchased Accounts” - Those Accounts that were assigned to Panta pursuant to the Original Assignment Agreement.

“Payments” - the payment amounts and due dates set forth in Section 18.1.

“Person” - means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, or other entity.

“Physical Product” - means all physical items such as game cartridges whether or not currently in inventory or produced by a third party under license or other joint venture agreement, and all proceeds from intellectual property (including proceeds arising out of sales, assignments or licenses) that has ever been or was ever intended to be used to make and sell physical products (including specifically for example but without limitation, the “Minute To Win It” game).

“Purchased Accounts” - Those Accounts that were assigned to Agent pursuant to the Limited Recourse Assignment, including but not limited to the Family Dollar Receivable.

“Purchase Order Financing Amount” - Approximately $507,250.

“Required Holders” - at any time the Holder(s) of more than 50% of the sum of the outstanding Obligations of Seller under this Agreement or the Assigned Documents.

“Southpeak” - collectively, Southpeak Interactive, LLC, a Virginia limited liability company and Alter Ego Games, LLC, a Delaware limited liability company.

“Southpeak Distribution Agreement” - collectively, that certain (i) Sub-Publishing and Distribution Agreement by and between Seller and Southpeak dated July 13, 2011 and (ii) Sales and Distribution Agreement by and between Seller and Alter Ego Games, LLC dated June 13, 2011.

“Southpeak Product” -Seller’s physical inventory products sold to Southpeak pursuant to the Southpeak Distribution Agreement.

“Specified Default” - the occurrence or continuation of any of the following: (i) Seller’s failure, prior to the date hereof, to pay when due certain sums due to Panta under the First A&R Factoring Agreement (which failure is hereby acknowledged by Seller and, for the avoidance of doubt, has not been waived by either Agent or any Holder); (ii) Seller’s failure to pay, when due, the Payments required to be made under to Section 18.1; or (iii) Seller’s failure to pay, when due, the amounts required under Section 14.10(d).

“Uniform Commercial Code” - shall mean the Uniform Commercial Code as in effect from time to time in the State of California.

“Wells Fargo” - shall mean Wells Fargo Bank, National Association and Transcap Trade Finance LLC (as predecessor to Wells Fargo Bank, National Association).

“Wells Fargo Agreement” - shall mean the Amended and Restated Master Purchase Order Assignment Agreement dated as of April 6, 2009 by and among Seller, Zoo Games, Inc., Zoo Entertainment, Inc. and Wells Fargo.

“Wells Fargo Transaction Collateral” - shall mean all of Seller’s inventory, accounts, import letters of credit, contract rights, chattel paper, documents, instruments and general intangibles, which have been assigned by Seller to Wells Fargo prior to the date of this Agreement.

“Wire Fee” - shall mean an amount equal to $20 (twenty dollars) for each wire transfer of funds by Agent to Seller.

1.2           Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with GAAP.

1.3           Terms such as “account debtors”, “accounts”, “accounts receivable”, “advises”, “chattel paper”, “contract rights”, “commercial tort claims”, “confirmations”, “control”, “deposit accounts”, “documents”, “equipment”, “farm products”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letters of credit”, “letter of credit rights”, “payment intangibles”, “proceeds”, “products”, “supporting obligations” and the like, shall, unless otherwise specifically defined herein, have the meanings applicable to them for the purposes of Article 9 (Secured Transactions) of the Uniform Commercial Code.  All other terms defined in the Uniform Commercial Code and used herein shall have the same definitions herein as specified therein.  However, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article of the Uniform Commercial Code, the term has the meaning specified in Article 9.

2.          Assignment of Purchased Accounts.

2.1           Acknowledgement and Consent.

(a)          Seller hereby acknowledges and consents to the assignment of the Assigned Documents and Purchased Accounts to Agent, as the agent for the benefit of Holders, pursuant to the Limited Recourse Assignment and agrees that the Purchased Accounts are Accounts subject to the terms and conditions of this Agreement.

(b)          Seller hereby:  (i) confirms that the Assigned Documents attached hereto as Exhibit A are true and complete copies of the Assigned Documents in effect as of the date hereof; and (ii) reinstates, ratifies, confirms and approves the Assigned Documents, and agrees that each Assigned Document constitutes the valid and binding obligation and agreement of Seller, enforceable by Agent in accordance with its terms.

(c)          Seller confirms and acknowledges that as of the close of business on October 28, 2011, it is indebted to Agent for the benefit of Holders under the Assigned Documents in the aggregate principal amount of $1,035,818.93, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, reasonable and out-of-pocket costs and expenses incurred to date in connection with the Assigned Documents.

2.2           Release and Indemnification.  Seller hereby unconditionally releases Agent and Holders from any and all obligations or liabilities, if any, which Seller had or may have under or relating to any of the Assigned Documents and any actions taken or failure to act by Original Factor, Panta or otherwise, and Seller hereby acknowledges and agrees that Seller has no offsets, defenses, claims, or counterclaims against Agent or  Holders with respect to the Assigned Documents or any actions taken or failure to act by Original Factor, Panta or otherwise, and that if Seller now or ever did have any offsets, defenses, claims, or counterclaims against Agent or Holders whether known or unknown, at law and equity, all of them are hereby expressly WAIVED and the undersigned hereby RELEASES Agent and Holders from any liability thereunder.  Seller hereby agrees to indemnify, defend and hold Agent, Holders and each of their respective employees, officers, directors, attorneys, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by Seller, any creditor of Seller, any equity holder in Seller, any guarantor or endorser of Seller’s obligations, or any other Person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of, or relating to, or arising out of (a) the Limited Recourse Assignment, including without limitation claims on account of, relating to, or arising out of Disputed Funds (as such term is defined in the Limited Recourse Assignment), or (b) any of the Assigned Documents, each of which may be defended, compromised, settled or pursued by the Indemnified Person with counsel of Agent’s selection, but at the sole cost and expense of Seller.

2.3           Reimbursement by Seller.  If Agent or any Holder is obligated to pay or reimburse any amounts (a) to Panta under the terms of the Limited Recourse Assignment or (b) to Original Factor under the terms of or arising out of the Original Assignment Agreement, then Seller shall, upon demand, immediately pay to Agent or such Holder, as applicable, all such amounts.

3.          Billing.  Upon receipt of written instructions from Agent, Seller shall instruct all Account Debtors of the Purchased Accounts and all new Account Debtors (including Account Debtors with respect to Digital Accounts) after the date of this Agreement to make payments to Agent for the benefit of Holders. For the avoidance of doubt, upon receipt of written instruction of Agent, Seller shall instruct all Account Debtors that made payments directly to Panta prior to the date hereof to redirect such payments to Agent for the benefit of Holders.

4.          Collections, Charges and Remittances.  All Collections will go directly to Agent for the benefit of Holders and Agent shall apply all Collections to Seller’s Obligations hereunder in such order and manner as Agent may determine.  Seller will hold in trust and safekeeping, as the sole property of Holders, and immediately turn over to Agent for the benefit of Holders, in identical form received, any payment on a Purchased Account that comes into Seller’s possession.  In the event Seller comes into possession of a remittance comprising payments of both a Purchased Account and an Account which has not been purchased by Agent, Seller shall hold the same in accordance with the provisions set forth above and immediately turn the same over to Agent, in identical form received.  Upon collection of such item, Agent shall apply all proceeds of the Purchased Accounts and the Accounts which have not been purchased by Agent to Seller’s Obligations.  Seller agrees to indemnify and save Agent and Holders harmless from and against any and all claims, loss, costs and expenses caused by or arising out of the Accounts or any attempt by Agent to collect same or resolve any dispute.

5.          Accounts Relating to Digital Sales.

5.1           Request to Purchase.  Seller may request in writing that Agent, on behalf of one or more Holders, purchase Seller’s Digital Accounts. In connection with such request, Seller shall submit to Agent a description of the Digital Accounts and such other information as Agent requests.

5.2           Sales of Digital Accounts to Third Parties.  Seller and Agent agree to, in good faith, endeavor to negotiate and prepare a definitive agreement with respect to the sale and purchase of the Digital Accounts. If Seller and Agent fail to enter into a definitive agreement within seven (7) business days following Seller’s written request, Seller may negotiate with any bona-fide third party to purchase such Digital Accounts solely on an unsecured, non-recourse basis.

5.3           Right of First Refusal.  In the event Seller shall receive a bona fide offer for the purchase of the Digital Accounts, Seller will not sell the Digital Accounts or any portion thereof without first offering the Digital Accounts to Agent for purchase by one or more Holders.  Seller shall deliver to Agent notice of its receipt of such offer to purchase the Digital Accounts, along with the final drafts of the factoring agreements with the bona fide third party purchaser (the “Offer Notice”).  Agent may exercise its right to purchase such Digital Accounts for one or more Holders by delivering Seller written notice within three (3) Business Days of its receipt of the Offer Notice that it shall exercise its option to purchase the Digital Accounts on substantially the same terms as those delivered in the Offer Notice.

6.          Reaffirmation of Security Interest.

6.1           In consideration of Agent and Holders providing the financial accommodations to Seller in accordance with the terms and conditions of this Agreement, Seller, to secure payment and performance of all of the Obligations of Seller under this Agreement, hereby grants to Agent, for the benefit of Holders, a security interest in the Collateral, which security interest shall remain in full force and effect until all of the Obligations of Seller to Agent and Holders are fully paid and satisfied and neither Agent nor any Holder has any further obligation to provide Seller with financial accommodations hereunder.

6.2           Seller acknowledges that the security interest granted to Agent for the benefit of Holders pursuant to this Section 6 is and continues to be a first lien and security interest upon the Collateral.  This Agreement is not intended to create a new lending relationship between Seller and Agent, but rather to restate and supplement the terms, conditions, and provisions of an existing relationship.  The provisions of this Section 6 shall be deemed to ratify the existing security interest of Agent in the Collateral to the extent such security interest existed prior to the date hereof, and to create a security interest to the extent that no security interest therein existed in favor of Agent prior to the date hereof.

6.3           Limited Release of Lien on Southpeak Product.  Agent hereby ratifies the consent of Panta to the release of Agent’s lien upon and security interest in the Southpeak Product, subject Seller’s continued satisfaction of the following terms and conditions:  (a) no Event of Default shall have occurred and be continuing to exist under this Agreement, any Assigned Document, any guaranty agreement or any other loan document or other agreement between Seller and Agent, and (b) the terms of the sale of Southpeak Product by Seller to Southpeak are no less favorable to Seller than (x)  the sum of  (i) payment in cash from Southpeak to Agent on a per unit basis of fully loaded cost to Seller plus $1 immediately upon shipment of the goods to Southpeak or its designee, and  (ii) 30% of revenues generated from the sale of such units after deducting out of pocket costs by Southpeak (e.g. shipping) or (y) the terms as set forth in the Southpeak Distribution Agreement not affected by any amendments after the date hereof.  Upon the occurrence of such a Event of Default or such a sale on terms less favorable to Seller than those set forth above, Agent’s lien on all Southpeak Product shall be immediately and automatically reinstated without the necessity of any further action by any other Person. Nothing in this Section 6.3 shall prohibit Seller from exercising the right to utilize and/or encumber its rights in and to the Southpeak Product for purposes of collateralization and securitization of such rights by a third party lending institution or financing source with the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed prior to the occurrence of an Event of Default, but which consent may be granted or withheld in Agent’s sole and absolute discretion from and after the occurrence of an Event of Default.

7.          Clearance Days.  For all purposes under this Agreement, Clearance Days will be added to the date on which Agent receives any payment before crediting such payment to the Obligations.

8.          Authorization to Agent.

8.1           Seller irrevocably authorizes Agent, at Seller’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

(a)          Receive, take, endorse, assign, deliver, accept and deposit, in the name of Agent or Seller, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof;

(b)          Take or bring, in the name of Agent or Seller, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to effect collection of or other realization upon the Purchased Accounts;

(c)          Pay any sums necessary to discharge any lien or encumbrance which is senior to Agent’s security interest in any assets of Seller, which sums shall be included as Obligations hereunder;

(d)          File in the name of Seller or Agent or both: (i) mechanics liens or related notices, or (ii) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty;

(e)          Notify any Account Debtor obligated with respect to any Purchased Account, that such Purchased Account has been assigned to Agent by Seller and that payment thereof is to be made to the order of and directly and solely to Agent, and communicate directly with Seller’s Account Debtors to verify the amount and validity of any Purchased Account created by Seller.

(f)          File any initial financing statements, any financing statements assigned to Agent and amendments thereto that:

(i)          Indicate the Collateral as all assets of Seller or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code or as being of an equal or lesser scope or with greater detail;

(ii)         Contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Seller is an organization, the type of organization, and any organization identification number issued to Seller and, (ii) in the case of a financing statement filed as a fixture tiling or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates: and

(iii)        Contain a notification that Seller has granted a negative pledge to Agent, and that any subsequent lienor may be tortuously interfering with Agent’s rights;

(iv)         Advises third parties that any notification of Seller’s Account Debtors will interfere with Agent’s collection rights.

8.2           After an Event of Default:

(a)          Change the address for delivery of mail to Seller and to receive and open mail addressed to Seller;

(b)          Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Purchased Accounts and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations;

8.3           Seller hereby releases and exculpates Agent, its officers, agents, attorneys, employees and designees from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Agent have any liability to Seller for lost profits or other special or consequential damages.

8.4           Seller authorizes Agent to accept, endorse and deposit on behalf of Seller any checks tendered by an account debtor “in full payment” of its obligation to Seller.  Seller shall not assert against Agent any claim arising therefrom, irrespective of whether such action by Agent effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.

9.          Power of Attorney.  In order to carry out the sale of the Purchased Accounts to Agent hereunder, Seller does hereby irrevocably appoint Agent, and its successors and assigns, as Seller’s true and lawful attorney-in-fact, with respect to the Purchased Accounts and hereby authorizes Agent, regardless of whether there has been an Event of Default:  (a) to sell, assign, transfer or pledge the whole or any part of the Purchased Accounts; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Agent’s name or Seller’s name, as Agent may choose; (c) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft or notice of or satisfaction of lien or mechanic’s lien or similar document; (d) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Accounts; (e) to endorse Seller’s name on any checks or other forms of payment on the Purchased Accounts; and (f) to do all acts and things necessary or expedient, in furtherance of any such purposes.

10.         ACH Authorization. In order to satisfy any of the Obligations, Seller authorizes Agent to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller.

11.         Certain Covenants.

11.1         Seller shall not, without the prior written consent of Agent in each instance, (a) grant any extension of time for payment of any of the Purchased Accounts, (b) compromise or settle any of the Purchased Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Purchased Accounts.

11.2         Seller agrees to furnish to Agent on a monthly basis an aging of accounts receivable, an aging of accounts payable, and a financial statement package to consist of a balance sheet and profit and loss statement (the “Monthly Reports”).   Within three (3) Business Days of its receipt of the Monthly Reports from Seller, Agent will deliver a copy of such Monthly Reports to each Holder.

11.3         From time to time as requested by Agent, at the sole expense of Seller, Agent or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Agent or its designee to make copies of such books and records or extracts therefrom as Agent may request.  Seller shall pay Agent audit fees not to exceed $850 per day, plus out-of-pocket expenses per audit (“Audit Fees”).  Without expense to Agent, Agent may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Agent, in its sole discretion, deems appropriate.  Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Agent, at Seller’s expense, all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.  Before sending any Invoice to an Account Debtor, Seller shall mark same with a notice of assignment as may be required by Agent.

11.4         Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Agent in such form as Agent shall reasonably require.

11.5         Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any assets in which Agent now or hereafter holds a security interest (including, without limitation, the Collateral).

11.6         Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall pay to Agent on the next banking day following the date of receipt by Seller the amount of any payment received by Seller on account of a Purchased Account.

11.7         Seller represents and warrants that it maintains all of its deposit accounts at Fifth Third Bank and shall enter into, and cause Fifth Third Bank to enter into, a deposit account control agreement, satisfactory to Agent, with respect to such accounts as of the date of this Agreement. Seller shall not open or maintain any deposit, securities, commodity or similar account unless Seller has entered into and cause each depository, securities intermediary or commodities intermediary to enter into, a control agreement satisfactory to Agent with respect to each such deposit, securities, commodity or similar account maintained by Seller as of or after the date of this Agreement.

12.         Avoidance Claims.

12.1         Seller shall indemnify Agent and each Holder from any loss arising out of the assertion of any Avoidance Claim and shall pay to Agent, for the benefit of Holders, on demand the amount thereof.

12.2         Seller shall notify Agent within two (2) business days of it becoming aware of the assertion of an Avoidance Claim.

12.3         This Section 12 shall survive termination of this Agreement.

13.         Account Disputes.  Seller shall notify Agent promptly of, and, if requested by Agent, will settle, all disputes concerning any Purchased Account, at Seller’s sole cost and expense.  Agent may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms as Agent, in its sole discretion deems advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default, Agent may Resolve such issues with respect to any Account of Seller.

14.         Representation and Warranties.  As a material inducement to Agent and the Holders to execute and deliver this Agreement and the Limited Recourse Assignment, Seller hereby represents and warrants to Agent and each Holder as of the date hereof, as follows:

14.1        Authority. Seller has all requisite power and authority to execute this Agreement and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Agreement and all such other agreements and instruments has been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

14.2        No Conflict. The execution, delivery and performance by Seller of this Agreement and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Seller, or the certificate of incorporation or bylaws of Seller, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Seller is a party or by which it or its properties may be bound or affected.

14.3        Solvency; Good Standing. Seller is solvent and in good standing in the State of its organization.

14.4        Account Debtor Financial Condition. Seller has not received notice, or otherwise learned, of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

14.5        Purchased Accounts. The Purchased Accounts are and will remain:

(a)          Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business;

(b)          Unconditionally owed and will be paid to Agent without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

(c)          Sales to an entity that is not affiliated with Seller or in any way not an “arms length” transaction.

14.6        Termination of Wells Fargo Purchase Order Financing. As of the date of the First A&R Factoring Agreement:

(a)          all of Wells Fargo’s commitments and other obligations to extend further credit to Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. under the Wells Fargo Agreement were terminated;

(b)          all liabilities, obligations and indebtedness of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. to Wells Fargo were satisfied in full;

(c)          the Wells Fargo Agreement and the other loan documents were terminated, discharged and released and be of no further force or effect;

(d)          all liens and security interests of Wells Fargo in any and all of the assets and properties of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. were terminated, released and discharged in all respects;

(e)          Wells Fargo assigned all of its right, title and interest in and to the Wells Fargo Transaction Collateral to Panta; and

(f)          Wells Fargo authorized Seller and Panta to file any or all UCC financing statement terminations and to file and deliver to the appropriate parties all other release and termination documents necessary to terminate the perfection of Wells Fargo’s liens and security interests in the assets and properties of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc.

14.7        Acquisition of Wells Fargo Collateral. As of the date hereof, any Accounts included in the Wells Fargo Collateral that have not been Closed are Purchased Accounts acquired by Agent for the benefit of Holders pursuant to the Limited Recourse Assignment.

14.8        Family Dollar Purchase Order.  As of the date hereof,

(a)          The Purchase Order Financing Amount has been disbursed by Panta in accordance with the First A&R Factoring Agreement.

(b)          Seller has fulfilled the Family Dollar Purchase Order by delivery of the goods subject to Family Dollar Purchase Order, which goods have been accepted by Family Dollar Stores.

(c)          The Purchased Accounts include an Account with Family Dollar Stores as the Account Debtor (the “Family Dollar Receivable”).  The Family Dollar Receivable totals $694,330.00. $45,000 of the Family Dollar Store Receivable is owed to Agent for the benefit of Holders;  $649,330.00 of the Family Dollar Store Receivable is owed to Southpeak.

14.9        Southpeak.  As of the date hereof,

(a)          No Southpeak Product has been sold by Seller to Southpeak on terms less favorable to Seller than those set forth in Section 6.3(b).

(b)          Southpeak and its fully owned subsidiary Alter Ego Games, LLC owe Seller $199,274.75 as of October 27, 2011.

(c)          Alter Ego Games, LLC, a Delaware limited liability company is a wholly-owned subsidiary of Southpeak Interactive Corporation, a Delaware corporation and each is good standing in the State of its organization.

14.10      Development Agreement and Financing. As of the date hereof,

(a)          The NBC Royalty Amount and all other sums owed to NBC in respect of royalties owed under the Development Agreement for the “Minute To Win It” license have been paid in full and Seller has no present obligation under the Development Agreement to pay NBC any other royalties for the “Minute To Win It” license.  There has been no notice of any breach or threat of breach from NBC with respect to its agreements with Seller and Seller is in compliance with all of its obligations under its agreements with NBC

(b)           Pursuant to the Development Agreement, Seller owes Smack Down Productions $153,350.64.  Neither Panta, Agent nor any Holder, have any further obligation to fund the Development Agreement Amount or any other sum to Smack Down Productions.

(c)          The “Minute To Win It” Xbox/Kinect game has been approved by Microsoft and Seller requires no additional material financing for the final development and launch of the “Minute To Win It” Xbox/Kinect game.

(d)          Seller agrees that within three (3) Business Days of shipping more than 200,000 units in connection with the “Minute To Win It” Xbox/Kinect game, Seller shall pay $50,000 to Agent for the benefit of Holders.  Seller agrees that within three (3) Business Days of shipping more than 225,000 units in connection with the “Minute To Win It” product, Seller shall pay $50,000 to Agent for the benefit of Holders.

14.11      Original Factor.  As of the date hereof, Seller (a) has paid the Deficiency Note (as such term is defined in the Original Assignment Agreement) in full, and (b) has no outstanding obligations to Original Factor.

14.12      Gamestop. As of October 27, 2011, has paid all of its outstanding obligations to Seller and has no current obligation to pay sums to Seller or Agent for the benefit of Holders.

15.         Default.

15.1        Events of Default. Each of the following events will constitute an Event of Default hereunder:  (a) Seller defaults in the payment of any Obligations within three (3) Business Days of its due date  (b) the failure of Seller in the performance of any covenant or provision hereof or of any other agreement now or hereafter entered into with Agent for or on behalf of Holders, (c) any warranty or representation contained herein proves to be false or inaccurate in any way; (d) Seller or any guarantor of the Obligations becomes subject to any bankruptcy, insolvency or other debtor-relief proceedings; (e) any such guarantor fails to perform or observe any of such guarantor’s obligations to Agent or shall notify Agent of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever; (f) Agent for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; (g) [intentionally omitted]; (h) any impairment of or repudiation by Family Dollar Stores of the Family Dollar Purchase Order including, without limitation, claims for breach of contract by Family Dollar Stores against Seller, warranty claims or chargebacks; (i) any offset by Family Dollar Stores against any Accounts or other obligations payable to Seller; (j) the failure of Seller to take all commercially reasonable measures to effectuate the full collection of Family Dollar Receivable; (k) defaults under other material agreements or instruments of indebtedness not previously disclosed to Agent; (l) a Change of Control has occurred; (m) the existence or occurrence of any event, development or condition which would constitute a Material Adverse Effect; (n) any material provision of this Agreement or any guaranty shall, for any reason, cease to be valid and binding on Seller or any guarantor or Seller or any guarantor shall so claim in writing to Agent or any Lender; and (o) Agent’s security interest in the Collateral created or purported to have been created under this Agreement shall for any reason cease to be or are not valid and perfected first priority liens.

15.2        WAIVER OF NOTICE.  SELLER WAIVES ANY REQUIREMENT THAT AGENT INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER’S OBLIGATIONS HEREUNDER.  FURTHER, AGENT’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT RE DEEMED A WAIVER BY AGENT OF ITS CLAIM THERETO.

15.3        Effect of Default.

(a)          Upon the occurrence of any Event of Default, Agent may, at any time without notice or cure, exercise any and all rights and remedies Agent has under this Agreement or applicable law, in order to cure any due and unpaid Payments at the time of the occurrence of such Event of Default.

(b)          Upon the occurrence of any Event of Default, Agent may, after providing Seller with three (3) days written notice, exercise any and all rights and remedies Agent has under this Agreement or applicable law, including without limitation, acceleration of all Obligations of Seller under this Agreement and the Assigned Documents.

(c)          Notwithstanding anything herein to the contrary, upon the occurrence of any Event of  Default, Agent may, at any time without notice and cure, charge interest on all Obligations of Seller at a rate of fifteen (15%) percent per annum.

(d)          It is the intent of the parties hereto that Agent be vested with sole and exclusive authority to act on behalf of the Holders with respect to any Event of Default.  Accordingly, and for the avoidance of doubt, no Holder shall exercise any right or remedy that such Holder may have under this Agreement, any other Assigned Document or applicable law, otherwise take any action, in each case, with respect to any Event of Default, except to the extent such exercise or action has been approved in writing by Agent.

15.4         Temporary Forbearance.  The Agent, on behalf of the Holders, hereby agrees to forbear from exercising any of its rights under Section 15.3 as a result of the occurrence and continuation of any of the Specified Defaults solely during the period (the “Forbearance Period”) beginning on the date hereof and ending immediately upon the earliest of: (i) the occurrence or identification of any Event of Default other than the Specified Defaults, (ii) 5:00 p.m. prevailing Eastern Time on November 11, 2011, or (iii) any material breach by Seller of any representation or warranty set forth in this Agreement, in each case unless Agent, in writing, waives such breach.  Agent and the Holders expressly reserve the right to exercise all remedies under all Assigned Documents and under applicable law immediately upon the expiration of the Forbearance Period.  Nothing in this Agreement shall be deemed to constitute a waiver by Agent or any Holder of any Specified Default or any other Event of Default, whether now existing or hereafter arising under this Agreement or the Assigned Documents, or of any right or remedy that Agent and the Holders may have under any of the Assigned Documents or applicable law, except to the extent expressly set forth above.

16.         Reconciliation.  On monthly intervals, Agent shall render to Seller and each Holder a statement setting forth the Collections on the Purchase Accounts.  Such statement shall be considered correct and binding upon Seller and each Holder, absent manifest error, as an account stated, except to the extent that Agent receives, within sixty (60) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller and Holder as to any items to which Seller has not objected.  Seller and Agent will endeavor in good faith to resolve any discrepancy or disagreement in any such statement to which Seller has objected within thirty (30) days of such objection.

17.         Amendment and Waiver.  Only a writing signed by Seller, Agent and all Holders may amend this Agreement; provided that Agent may, on behalf of the Holders and without the consent of any Holder but subject to the terms of Section 3 of the Holder Intercreditor Agreement, grant such waivers (whether of Events of Default or otherwise), agree to such forbearances (including by granting any temporary or permanent extension of any due date for amounts payable under this Agreement),  and otherwise consent to such departures from Seller’s obligations hereunder as the Agent determines in its sole discretion so long as such consent, waiver or departure does not materially and adversely affect any Holder  in a manner that is disproportionate (based upon their then respective ownership of the aggregate outstanding indebtedness of Seller under this Agreement or the Assigned Documents) to the effect on the other Holders.  For the avoidance of doubt Agent may, on behalf of the Holders and without the consent of any Holder, in its sole and absolute discretion agree to forbearances that extend for the benefit of Seller the duration of the Forbearance Period as set forth in Section 15.4 above.  No failure or delay in exercising any right hereunder shall impair any such right that Agent may have, nor shall any waiver by Agent hereunder be deemed a waiver of any default or breach subsequently occurring. Agent’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Agent would otherwise have.

18.         Minimum Payment Amount. Termination.

18.1         Minimum Payments. Agent shall receive for the benefit of Holders from the proceeds of the Purchased Accounts the following minimum amounts, net of Incurred Expenses, in good funds, no later than the following dates:

Date of Payment	Amount of Payment	Amount of Payment Cumulative
11/4/2011	$20,000.00	$20,000.00
11/7/2011	$194,000.00	$214,000.00
11/11/2011	$40,000.00	$254,000.00
11/18/2011	$40,000.00	$294,000.00
11/20/2011	$549,995.00	$843,995.00
11/27/2011	$40,000.00	$883,995.00
12/4/2011	$151,823.93	$1,035,818.93

In the event Agent has not received from proceeds from the Purchased Assets the forgoing minimum cumulative amounts, net of Incurred Expenses, in good funds by the dates set forth hereinabove (the “Deficiency Amount”), Seller agrees to pay such Deficiency Amounts to Agent on or before the required payment date.  Failure of Agent to receive such amounts on such dates, shall be an Event of Default.

18.2         Termination.  This Agreement shall terminate upon the later of (i) the collection by Agent of all the Purchased Accounts, or (ii) the collection by Agent of  $1,035,818.93 net of all Incurred Expenses.  Until termination of this Agreement, Agent shall be entitled to collect and retain for its own account all proceeds of all Seller's Accounts from all Account Debtors under the Purchased Accounts, regardless of whether they are for payment of the Purchased Accounts, and from any other account debtors arising from the sale of Physical Products after the date of this Agreement.  After Agent has collected $1,035,818.93, net of Incurred Expenses, all proceeds of Seller's Accounts from all Account Debtors under the Purchased Accounts received in excess of $1,035,818.93, net of all Incurred Expenses, shall be divided as follows:  90% paid to Seller and 10% retained by Agent for the account of Holders. In the event any payments are received from an Account Debtor that does not designate the invoice or account being paid, the proceeds will be turned over to Agent in kind and applied by Agent to the oldest outstanding invoice from such Account Debtor. Seller shall not be permitted to terminate this Agreement at anytime prior to the termination events described in the initial sentence of this Section 18.2.  Upon the termination of this Agreement as described in the initial sentence of this Section 18.2, Agent shall release and discharge any security interest in all Collateral and waive any and all claims or interest it has or might have in and with respect to such Collateral.

19.         No Lien Termination without Release.  In recognition of Agent’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Agent shall not be required to record any terminations or satisfactions of any of Agent’s liens on the Collateral unless and until Seller and all guarantors has executed and delivered to Agent a general release in form acceptable to Agent. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

20.         Agent.

20.1        Appointment.

(a)          Each Holder hereby irrevocably designates and appoints Agent as the agent of such Holder under this Agreement and the other Assigned Documents, and each Holder irrevocably authorizes Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Assigned Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the Assigned Documents, together with such other powers as are reasonably incidental thereto.

(b)          Except as expressly provided in Section 17 with respect to amendment of this Agreement and except as expressly provided in the Holder Intercreditor Agreement, Agent shall in all cases act or refraining from acting under this Agreement in accordance with the request of the Required Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all then-current and future Holders.

(c)          Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Assigned Documents, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Assigned Document or otherwise exist against Agent.

20.2        Delegation of Duties.  Agent may execute any of its duties under this Agreement and the other Assigned Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

20.3        Exculpatory Provisions.

(a)          Neither Agent nor any of its members, managers, employees, agents, attorneys in fact, attorneys or affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Assigned Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence, bad faith or willful misconduct); (ii) be subject to any fiduciary or other implied duties, regardless of whether an Event Default has occurred and is continuing, or (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Agent is required to exercise as directed by the Required Holders; provided that Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Agent to liability or that is contrary to any Assigned Document or applicable law.  Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Assigned Document, or to inspect the properties, books or records of Seller.

(b)          Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

20.4        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by Agent.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  Agent may consult with legal counsel (who may be counsel for a Holder), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.  Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Holders as it deems appropriate or it shall first be indemnified to its satisfaction by all Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Holders.

20.5        Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless Agent shall have received notice from a Holder or Seller referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default.”  In the event that Agent shall receive such a notice, shall give notice thereof to Holders.  Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Holders; provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of Holders.

20.6         Non Reliance on Agent and Other Holders.  Each Holder expressly acknowledges that neither Agent nor any of its managers, members, officers, directors, employees, agents, attorneys and other advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Seller, shall be deemed to constitute any representation or warranty by Agent to any Holder.  Each Holder also represents that it will, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Assigned Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Seller and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to Holders by Agent hereunder, Agent shall have no duty or responsibility to provide any Holder with any credit information or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Seller or any affiliate of Seller that may come into the possession of Agent or any of its members, managers, officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates.

20.7         Indemnification.  Holders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Seller and without limiting the obligation of Seller to do so), ratably according to the percentage of the outstanding Obligations owed by Seller to such Holder as of the date on which indemnification is sought under this Section 20.7, for, and to save Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following termination of this Agreement) imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, any of the Assigned Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely and proximately from Agent’s gross negligence or willful misconduct.  The agreements in this Section 20.7 shall survive termination of this Agreement.

20.8         Agent in its Individual Capacity.   Agent and its affiliates may act as a Holder hereunder, make loans to Seller and generally engage in any kind of business with Seller as though Agent were not Agent hereunder.  With respect to the holding, by Agent, of outstanding indebtedness of Seller under this Agreement Agent shall have the same rights and powers under this Agreement, the Assigned Documents, and the Holder Intercreditor Agreement as any Holder and may exercise the same as though it were not Agent, and the terms “Holder” and “Holders” shall include Agent in its individual capacity.

20.9         Successor Agent.  Agent shall have the right to resign at any time by giving at least 20 days’ prior written notice thereof to Holders and Seller and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Seller and Agent and signed by the Required Holders.  In the event of such resignation, Agent or the Required Holders shall have the right to appoint a successor Agent hereunder, and Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Agent by the Required Holders or (ii) the thirtieth (30th) day after such notice of resignation.  If Agent is removed pursuant to this Section 20.9, the Required Holders shall have the right, upon five Business Days’ notice to Seller prior to the effective date of such removal, to appoint a successor Agent reasonably satisfactory to Seller.  If neither the retiring Agent nor the Required Holders have appointed a successor Agent, then the Required Holders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that, until a successor Agent is so appointed by the Required Holders, any collateral security held by Agent on behalf of Holders shall continue to be held by the retiring Agent as nominee until such time as a successor Agent is appointed.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all Accounts and other items of Collateral held under Assigned Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of a successor Agent under this Agreement, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder.  After any retiring or removed Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Section 20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

21.         Conflict.  Unless otherwise expressly slated in any other agreement between Agent or any Holder, on the one hand, and Seller, on the other hand, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

22.         Severability.  In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.         Enforcement.  This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

24.         Relationship of Parties.  The relationship of the parties hereto shall be that of seller and purchaser of Accounts, and Agent shall not be a fiduciary of Seller or any Holder, although Seller may be a fiduciary of Agent and Holders.

25.         Attorneys’ Fees.  Seller agrees to reimburse Agent on demand for:

25.1        the actual amount of all reasonable and out-of-pocket costs and expenses, including attorneys’ fees, which Agent has incurred or may incur in:

(a)          negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, provided, however, the attorneys’ fees incurred pursuant to this subsection (a) shall not exceed $50,000;

(b)          any way arising out of this Agreement;

(c)          protecting, preserving or enforcing any lien, security interest or other right granted by Seller to Agent or arising under applicable law, whether or not suit is brought, including, but not limited to, the defense of any Avoidance Claims;

25.2        the actual costs, including photocopying (which, if performed by Agent’s employees, shall be at the rate of $.10/page), travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller.

25.3        the actual amount of all reasonable and out-of-pocket costs and expenses, including attorneys’ fees, which Agent may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (a) arising out the automatic stay, (b) seeking dismissal or conversion of the bankruptcy proceeding or (c) opposing confirmation of Seller’s plan there under.

25.4        This Section 25 shall survive termination of this Agreement.

26.         Entire Agreement.  No promises of any kind have been made by Agent, any Holder or any third party to induce Seller to execute this Agreement.  No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.  Without limiting the foregoing, this Agreement amends and restates the First A&R Factoring Agreement dated as of June 24, 2011 by and between Seller and Panta (assignor to Agent).

27.         Choice of Law.  This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

28.         Jury Trial Waiver.  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

29.         Venue; Jurisdiction.  Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Agent so elects, be instituted in any court sitting in the Chosen State, in the city in which Agent’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”).  Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.  Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Agent to transfer such proceeding to an Acceptable Forum.

30.         Service of Process.  Seller agrees that Agent may affect service of process upon Seller by registered or certified mail.

31.         Assignment of Holder’s Interest.  No Holder shall assign its rights under this Agreement to a third-party without the prior written consent of Agent or Seller; provided, however, Seller’s prior written consent shall not be required to any assignment of a Holder’s rights under this Agreement (a) from and after the occurrence of an Event of Default (including a Specified Default), or (b) to any other Holder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee as were owed to the assigning Holder.

32.         Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability. or binding effect of this Agreement.

33.         Further Assurances; Post-Closing Obligations.  The parties to this Agreement hereby agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement and the documents entered into in connection with this Agreement.  Without limiting the generality of the foregoing, the parties to this Agreement hereby specifically agree as follows: (a) Seller will deliver to Agent its own counterpart signature will use its best efforts to obtain and deliver to Agent within ten (10) days of the date of this Agreement the counterpart signature of Fifth Third Bank (the “Bank”) to a Deposit Account Control Agreement substantially in the form of that attached hereto as Exhibit C, and in all events Seller will deliver such counterpart signature of the Bank prior to November 11, 2011; and (b) upon receipt of written instructions from Agent, Panta will immediately terminate that certain Deposit Account Control Agreement by and between Panta, Bank and Seller dated as of June 24, 2011.

34.         Notices. All notices required to be given to any party other than Agent shall be deemed given upon the first to occur of (1) deposit thereof in a receptacle under the control of the United States Postal Service. (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.  All notices to Agent hereunder shall be deemed given upon actual receipt by a designated representative of Agent as indicated below or as Agent may hereafter indicate.  For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER		AGENT

Address:	Zoo Publishing, Inc. 3805 Edwards Road Suite 400 Cincinnati, OH 45209	Address:	MMB Holdings LLC 888 Linda Flora Drive Los Angeles, CA 90049

Officer:	David Fremed, CFO	Designated Representatives:	David E. Smith Jay Wolf

Fax Number.	(513) 351-0464	Fax Number:	310-576-3520
PANTA		MMB

Address:	Panta Distribution, LLC c/o Downtown Capital Partners One Barker Avenue, Suite 260 White Plains, NY 10601	Address:	MMB Holdings LLC 888 Linda Flora Drive Los Angeles, CA 90049

Officer:	David Billet, Vice President	Designated Representatives:	David E. Smith Jay Wolf

Fax Number: With a copy to:	(513) 351-0464 Jeff Wolf c/o Greenberg Traurig One International Place Boston, MA 02110	Fax Number:	310-576-3520

[Signatures on following page.]

IN WITNESS WHEREOF, Agent, Seller and the Holders have executed this Agreement on the day and year first above written.

AGENT:	MMB Holdings LLC

By: Mojobear Capital, its managing member

	By:	/s/ David Smith

Name: David E. Smith
Title: _______________

SELLER:	ZOO PUBLISHING, INC.

	By:	/s/ David Fremed
Name: David Fremed
Title: CFO

HOLDERS:	PANTA DISTRIBUTION, LLC

	By:	/s/ Gary Katz
Name: Gary Katz
Title: Authorized Rep

MMB Holdings LLC

By: Mojobear Capital, its managing member

By:	/s/ David Smith

Name: David E. Smith
Title: ______________

Signature Page - Second Amended and Restated Factoring and Security Agreement